Exhibit 99

[MERIDIAN LOGO]

INFORMATION

For Immediate Release
July 24, 2003
Contact: 513.271.3700
John A. Kraeutler
Melissa A. Lueke

MERIDIAN BIOSCIENCE REPORTS THIRD QUARTER RECORD SALES, HIGHER PER SHARE
EARNINGS, DECLARES REGULAR CASH DIVIDEND, AND REAFFIRMS FISCAL 2003 GUIDANCE

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported record third quarter sales of $15,693,000, a 5% increase over the same period of the prior fiscal year;

•	reported diluted earnings per share of $0.12, a 9% increase over the same period of the prior fiscal year;

•	reported third quarter operating income of $3,068,000, second highest third quarter earnings in the Company’s history;

•	declared a regular cash dividend of $0.09 per share, 29% higher than the regular quarterly rate of fiscal 2002; and

•	reaffirmed its earlier guidance of sales between $64 million and $67 million and per share diluted earnings between $0.42 and $0.47 for the fiscal year ending September 30, 2003.

FINANCIAL HIGHLIGHTS

In Thousands, Except per Share Data

	Three Months Ended June 30

	2003	2002	% Change

Net Sales	$15,693	$14,898	5%
Operating Income	3,068	2,941	4%
Net Earnings	1,822	1,556	17%
Earnings per Share (diluted)	$0.12	$0.11	9%

Cash	$2,924	$4,609
Working Capital	17,715	16,923
Total Assets	65,073	65,366
Shareholders’ Equity	26,618	24,439

THIRD QUARTER RESULTS

Net sales for the third fiscal quarter ended June 30, 2003, were $15,693,000 as compared to $14,898,000 for the same period of the prior fiscal year, an increase of 5%. Net earnings for the second quarter of fiscal 2003 were $1,822,000 or $0.12 per diluted share, up 17% and 9%, respectively, over the third quarter of fiscal 2002. Diluted common shares outstanding for the third quarter of fiscal 2002 and 2003 were 14,818,000 and 15,012,000, respectively.

YEAR-TO-DATE RESULTS

Net sales for the nine months ended June 30, 2003, were $48,709,000 as compared to $43,545,000 for the same period of the prior fiscal year, an increase of 12%. Net earnings for the nine months ended June 30, 2003, were $5,169,000 or $0.35 per diluted share, up 25% over the same period of fiscal year 2002. Diluted common shares outstanding for the nine months of fiscal 2002 and 2003 were 14,764,000 and 14,882,000, respectively.

CASH DIVIDEND MATTERS

The Board of Directors declared a regular quarterly dividend of $0.09 per share for the third quarter ended June 30, 2003. The dividend is of record August 1, 2003 and payable August 8, 2003. The annual cash dividend rate for fiscal 2003 is $0.36 per share, an increase of 29% over the $0.28 per share rate for fiscal 2002. Meridian Bioscience has increased its regular dividend rate ten times since establishing a regular dividend policy twelve years ago. During November 2002, the Board of Directors adopted a new dividend policy calling for an increased payout ratio of net earnings. The most recent increase in the regular cash dividend is in recognition of, among other things, management’s confidence in higher operating results for fiscal 2003 and strong cash flow.

FISCAL 2003 GUIDANCE REAFFIRMED

Based on the Company’s ongoing business planning and budgeting activities, as well as results to date for fiscal 2003, management expects net sales to be in the range of $64 to $67 million and per share diluted earnings to be between $0.42 and $0.47 for the fiscal year ending September 30, 2003. As compared to fiscal 2002, the increase in per share earnings is expected to be between 24% and 38%.

FINANCIAL CONDITION

The Company’s financial condition is sound. At June 30, 2003, current assets were $31,809,000 compared to current liabilities of $14,094,000 thereby producing working capital of $17,715,000 and a current ratio of 2.3. Cash on hand was $2,924,000 and the Company had a borrowing capacity of $19,829,000 under its commercial bank credit facility. Long-term debt obligations were $22,436,000 compared to shareholders’ equity of $26,618,000. Subordinated convertible debt of $20 million due 2006 represented 89% of the total long-term debt obligations outstanding.

Summary Financial Data (unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Net sales	$15,693	$14,898	$48,709	$43,545
Cost of goods sold	6,563	6,326	20,356	18,303

Gross profit	9,130	8,572	28,353	25,242

Operating expenses
Research and development	985	653	2,960	2,147
Sales and marketing	2,654	2,477	8,110	7,227
General and administrative	2,423	2,501	7,669	7,787

Total operating expenses	6,062	5,631	18,739	17,161

Operating income	3,068	2,941	9,614	8,081
Other income (expense), net	(219)	(460)	(1,121)	(1,323)

Income before income taxes	2,849	2,481	8,493	6,758
Income tax provision	1,027	925	3,324	2,590

Net earnings	$1,822	$1,556	$5,169	$4,168

Net earnings per basic common share	$0.12	$0.11	$0.35	$0.29
Basic common shares outstanding	14,664	14,631	14,650	14,615

Net earnings per diluted common share	$0.12	$0.11	$0.35	$0.28
Diluted common shares outstanding	15,012	14,818	14,882	14,764

COMPANY COMMENTS

William J. Motto, Chairman and Chief Executive Officer, said, “With three strong quarters already achieved, we expect to meet our sales and profit projections for fiscal 2003. Our growth in revenues and earnings, along with our long-standing cash dividend history, has resulted in significant appreciation in shareholder value. We are encouraged by the financial community’s recognition of the Company. The recent addition of the Company to the Russell 2000 Index further enhances our visibility. We are completing our business planning for fiscal 2004 and expect to publish fiscal 2004 guidance shortly.”

John A. Kraeutler, President and Chief Operating Officer, commented, “Our business planning and execution continues to evidence itself through strong sales and earnings growth. The fourth quarter will be focused on a strong finish to fiscal 2003 and further execution of our Meridian Life Science initiatives. During the third quarter, we announced the launch of Meridian Life Science, a strategic unit that will combine the Company’s technological capabilities to better enable the research, development and manufacture of biopharmaceuticals and clinical diagnostics.”

FORWARD LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements which may be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions and which also may be identified by their context. Such statements are based upon current expectations of the Company and speak only as of the date made. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ, including, without limitation, the following.

Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally-developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can change expected results. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral, urinary and respiratory infections. All Meridian products are used outside of the human body and require little or no special equipment. The Company’s products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents and specialty biologicals. The Company markets its products to hospitals, reference laboratories, research centers, veterinary testing centers and physician offices in more than 60 countries around the world. The Company’s shares are traded through Nasdaq’s National Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

(end)